Exhibit (a)(6)

UNITED STATES DISTRICT COURT
DISCTRICT OF MASSACHUSETTS

BERNARD MALINA, individually and on behalf
of all others similarly situated,
Civil Action No.
Plaintiff,

vs.

GENZYME CORPORATION, HENRI A.
TERMEER, DOUGLAS A. BERTHIAUME,
ROBERT J. BERTOLINI, GAIL K.
BOUDREAUX, ROBERT J. CARPENTER,
CHARLES L. COONEY, VICTOR J. DZAU,
ERIC ENDE, DENNIS M. FENTON, CONNIE
MACK III, RICHARD F. SYRON, and RALPH
V. WHITWORTH

Defendants.

CLASS ACTION COMPLAINT

Plaintiff, by his attorneys, alleges upon personal knowledge as to his own acts and upon information and belief as to all other matters, as follows:

NATURE OF THE ACTION

1.             This is a stockholders’ class action lawsuit brought on behalf of the public stockholders of Genzyme Corporation (“Genzyme” or the “Company”) who have been, and continue to be, deprived of the opportunity to realize fully the benefits of their investment in the Company. The individual defendants, by the previous rejection of proposals by Sanofi-Aventist SA (“Sanofi”) to acquire the Company, did breach their fiduciary duties.

THE PARTIES

Plaintiff

2.             Plaintiff, Bernard Malina, is and at all times relevant hereto has been a stockholder of Genzyme. Plaintiff is a citizen of New York.

The Company

3.             Defendant Genzyme Corporation is a corporation organized and existing under the laws of the State of Massachusetts. The Company maintains its principal offices at 500 Kendall Street, Cambridge, Massachusetts 02142.

Individual Defendants

4.             Defendant Henri A. Termeer (“Termeer”) has served as a director and President of the Company since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. According to Genzyme’s 2010 Proxy Statement, last year Mr. Termeer received $9,507,403 in total compensation from the Company. Mr. Termeer is a citizen of Massachusetts.

5.             Defendant Douglas A. Berthiaume (“Berthiaume”) has served as director of the Company since 1988. According to Genzyme’s 2010 Proxy Statement, last year Mr. Berthiaume received $444,942 in total compensation from the Company. According to Genzyme’s 2010 Proxy Statement, last year Mr. Berthiaume received $444,942 in total compensation from the Company. Mr. Berthiaume is a citizen of Massachusetts.

6.             Defendant Robert J. Bertolini (“Bertolini”) has served as a director of the Company since December 8, 2009. According to Genzyme’s 2010 Proxy Statement, last year (for less than one month of work) Mr. Bertolini received $264,835 in total compensation from the Company. Mr. Bertolini is a citizen of New Jersey.

7.             Defendant Gail K. Boudreaux (“Boudreaux”) has served as a director of the Company since 2004. According to Genzyme’s 2010 Proxy Statement, last year Ms. Boudreaux received $417,442 in total compensation from the Company. Ms. Boudreaux is a citizen of Illinois.

8.             Defendant Robert J. Carpenter (“Carpenter”) has served as a director of the Company since 1994. According to Genzyme’s 2010 Proxy Statement, last year Mr. Carpenter received $415,942 in total compensation from the Company. Mr. Carpenter is a citizen of Massachusetts.

9.             Defendant Charles L. Cooney (“Cooney”) has served as a director of the Company since 1983. According to Genzyme’s 2010 Proxy Statement, last year Mr. Cooney received $424,442 in total compensation from the Company. Mr. Cooney is a citizen of Massachusetts.

10.           Defendant Victor J. Dzau (“Dzau”) has served as a director of the Company since 2000. According to Genzyme’s 2010 Proxy Statement, last year Mr. Dzau received $412,942 in total compensation from the Company. Mr. Dzau is a citizen of North Carolina.

11.           Defendant Eric Ende (“Ende”) has served as a director of the Company since 2010. Mr. Ende is a citizen of Florida.

12.           Defendant Dennis M. Fenton (“Fenton”) has served as a director of the Company since 2010. Mr. Fenton is a citizen of California.

13.           Defendant Connie Mack III (“Mack”) has served as a director of the Company since 2001. According to Genzyme’s 2010 Proxy Statement, last year Mr. Mack received $421,942 in total compensation from the Company. Mr. Mack is a citizen of Florida.

14.           Defendant Richard F. Syron (“Syron”) has served as a director of the Company since 2006. According to Genzyme’s 2010 Proxy Statement, last year Mr. Syron received $417,942 in total compensation from the Company. Mr. Syron is a citizen of Massachusetts.

15.           Defendant Ralph V. Whitworth (“Whitworth”) has served as a director of the Company since April 14 2010. Mr. Whitworth is a citizen of California.

16.           Defendants Termeer, Berthiaume, Bertolini, Boudreaux, Burakoff, Carpenter, Cooney, Dzau, Ende, Fenton, Mack, Syron, and Whitworth (collectively the “Individual Defendants”), are in a fiduciary relationship with the Company, Plaintiff and the public stockholders of Genzyme.

17.           The Individual Defendants, by reason of their corporate directorships and/or executive positions, are fiduciaries to and for the Company’s stockholders, which fiduciary relationship requires them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company’s stockholders.

18.           Each Individual Defendant herein is sued individually as a conspirator and aider and abettor, as well as in his capacity as an officer and/or director of the Company, and the liability of each arises from the fact that each has engaged in all or part of the unlawful acts, plans, schemes, or transactions of which Plaintiff complains herein.

19.           The Individual Defendants together with Genzyme are sometimes collectively referred to herein as “Defendants.”

JURISDICTION AND VENUE

20.           This Court has jurisdiction over all causes of action asserted herein pursuant to 28 U.S.C. §1332(a)(1) in that plaintiff and defendants are citizens of different states and the amount in controversy exceeds $75,000, exclusive of interest and costs. This action is not a collusive action designed to confer jurisdiction on a court of the United States that it would not otherwise have.

21.           This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that conducts business in and maintains operations in this District, or is an individual who has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by the District courts permissible under traditional notions of fair play and substantial justice.

22.           Venue is proper in this Court pursuant to 28 U.S.C. §1391(a) because: (i) Genzyme maintains its principal place of business in this District; (ii) one or more of the defendants either resides in or maintains executive offices in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts detailed herein, and aiding and abetting and conspiracy in violation of fiduciary duties owed to Genzyme, occurred in this District; and (iv) defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

CLASS ACTION ALLEGATIONS

23.           Plaintiff brings this action, pursuant to Mass. R. Civ. P. 23, individually and as a class action on behalf of all shareholders of defendant Genzyme (except Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants) or their successors in interest, who have been or will be adversely affected by the conduct of Defendants alleged herein (the “Class”).

24.           This action is properly maintainable as a class action for the following reasons:

a.             The Class of shareholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable. As of June 3, 2010, there were

254,839,847 shares of Genzyme stock outstanding, owned by thousands of shareholders of record scattered throughout the United States.

b.             There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:

i.              whether one or more of the Defendants has engaged in a plan and scheme to enrich themselves at the expense of defendant Genzyme’s public stockholders;

ii.             whether the Individual Defendants have breached their fiduciary duties owed by them to Plaintiff and members of the Class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

iii.            whether the Individual Defendants have wrongfully failed and refused to seek a purchase of Genzyme at the highest possible price and, instead, have sought to entrench themselves for their benefit and to the detriment of Genzyme’s public stockholders;

iv.            whether Plaintiff and the other members of the Class will be irreparably damaged by the transactions complained of herein; and

v.             whether Defendants have breached or aided and abetted the breaches of the fiduciary and other common law duties owed by them to Plaintiff and the other members of the Class.

25.           Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and Plaintiff has the same interest as the other members of the

Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

26.           Plaintiff anticipates that there will not be any difficulty in the management of this litigation.

27.           For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

SUBSTANTIVE ALLEGATIONS

28.           Defendant, Genzyme operates as a biotechnology company worldwide. It focuses on rare genetic disease disorders, renal diseases, orthopaedics, cancers, transplant and immune diseases, and diagnostic and predictive testing areas.

29.           While it may have the potential to do great things in the future, the truth is that over the past 2 years the Company has struggled mightily with manufacturing and product development issues. As a result of these issues, the Company’s stock price has suffered tremendously, falling from a high of $83.25 per share on August 14, 2008, to a low $47.16 per share on June 9, 2010, just three weeks before the Sanofi takeover rumors started circulating.

30.           In fact, in the year prior to July 1, 2010, Genzyme’s stock price never traded above $59.50 per share.

31.           Irrespective of the Company’s struggles, on Monday, August 30, 2010, Genzyme issued a press released, filed with the SEC on Form 8-K, announcing that it had received and rejected a second offer by Sanofi to purchase the Company at $69 per share (approximately $18.5 million) (the “Second Offer”).

32.           The Second Offer, which includes the same $69 per share price offer that Sanofi made on July 29, 2010, provides a 38% premium over the Genzyme’s price of $49.86 per share on July 1, 2010, prior to any market speculation regarding Sanofi’s interest in purchasing the Company.

33.           Irrespective of the Company’s struggles and Sanofi’s multiple offers and overtures, however, Genzyme has not been a cooperative negotiating partner. Indeed, the Company has rejected Sanofi’s overtures to engage in friendly negotiations designed to lead to a transaction.

34.           Instead, the Individual Defendant’s have refused to engage in good faith negotiations with Sanofi and have compelled Sanofi to make its offers public and to consider a hostile takeover of the Company.

35.           Defendants’ failure to properly consider and act upon Sanofi’s offers evidences their disregard for the premium being offered to Genzyme shareholders. By failing to properly pursue the offers, defendants are depriving plaintiff and the Class of the right to receive the maximum value for their shares.

36.           No other parties have shown a legitimate interest in Genzyme. Thus, Defendants’ rejection of Sanofi’s offer will ensure their continued positions within the Company but deprive the Company’s public shareholders of the premium that Sanofi is prepared to pay, or of the enhanced premium that negotiation could provide.

37.           Defendants owe fundamental fiduciary obligations to Genzyme’s stockholders to take all necessary and appropriate steps to maximize the value of their shares. In addition, the Individual Defendants have the responsibility to act independently so that the interests of the Company’s public stockholders will be protected and to consider properly all bona fide offers for the Company. Further, the directors of Genzyme must adequately ensure that no conflict of interest exists between the Individual Defendants’ own interests and their fiduciary obligations to maximize stockholder value or, if such conflicts exist, to insure that all such conflicts will be resolved in the best interests of the Company’s stockholders.

38.           Because defendants dominate and control the business and corporate affairs of Genzyme and because they are in possession of private corporate information concerning Genzyme’s assets, businesses and future prospects, there exists an imbalance and disparity of knowledge of economic power between defendants and the public stockholders of Genzyme. This discrepancy makes it grossly and inherently unfair for defendants to entrench themselves at the expense of Genzyme’s stockholders.

39.           The Individual Defendants have breached their fiduciary and other common law duties owed to plaintiff and other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class.

40.           Plaintiff seeks preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their rights to realize a full and fair value for their stock at a premium over the market price, by unlawfully entrenching themselves in their positions of control, and to compel defendants to carry out their fiduciary duties to maximize shareholder value.

41.           Only through the exercise of this Court’s equitable powers can plaintiff be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

42.           Unless enjoined by the Court, Defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, and/or aid and abet and participate in such breaches of duty, and will prevent the sale of Genzyme at a substantial premium, all to the irreparable harm of plaintiff and other members of the Class.

43.           Plaintiff and the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands judgment as follows:

a.             Declaring that this action may be maintained as a class action;

b.             Ordering by affirmative injunction that the Individual Defendants fulfill their fiduciary duties to plaintiff and the other members of the Class by:

i.              Cooperating fully with any entity or person, including Sanofi, having a bona fide interest in proposing any transactions that would maximize shareholder value, including, but not limited to, a merger or acquisition of Genzyme;

ii.             Adequately ensuring that no conflicts of interest exist between the Individual Defendants’ own interests and their fiduciary obligation to maximize shareholder value or, in the event such conflicts exist, to ensure that all conflicts of interest are resolved in the best interests of the public stockholders of Genzyme;

iii.            Acting independently so that the interests of the Company’s public stockholders will be protected; and

c.             Directing Defendants to account to Plaintiff and the Class for their damages sustained because of the wrongs complained of herein;

d.             Awarding Plaintiff the costs of this action, including reasonable attorneys’, accountants’, and experts’ fees; and

e.             Granting such other and further relief as this Court may deem just and proper.

Dated: September 8, 2010	By his attorney,

/s/ Kenneth G. Gilman
Kenneth G. Gilman, BBO# 192760
16 Fourteenth Avenue
Wareham, MA 02571
Telephone: (508) 291-8400
Facsimile: (508) 291-3258
kgilman@gilmanpastor.com

WOLF HALDENSTEIN ADLER FREEMAN HERZ LLP
Gregory M. Nespole
Gustavo Bruckner
Martin E. Restituyo
270 Madison Avenue
New York, New York 10016
Phone: (212) 545-4600
Fax: (212) 545-4653

Counsel for Plaintiff